EXHIBIT 99.1

Contacts: W. Benjamin Moreland, CFO
Jay Brown, Treasurer
FOR IMMEDIATE RELEASE	Crown Castle International Corp.
713-570-3000

CROWN CASTLE INTERNATIONAL RECEIVES REQUISITE

CONSENTS IN TENDER OFFERS AND CONSENT

SOLICITATIONS FOR ITS 10 3/4% SENIOR NOTES,

9 3/8% SENIOR NOTES, 7.5% SENIOR NOTES

AND 7.5% SERIES B SENIOR NOTES

June 1, 2005 – HOUSTON, TEXAS – Crown Castle International Corp. (NYSE: CCI) announced today that holders of more than a majority in aggregate principal amount of each of its outstanding 10 3/4% Senior Notes due 2011 (CUSIP No. 228227AJ3) (the “10 3/4% Notes”), 9 3/8% Senior Notes due 2011 (CUSIP No. 228227AS3) (the “9 3/8% Notes”), 7.5% Senior Notes due 2013 (CUSIP No. 228227AW4) (the “7.5% Notes”) and 7.5% Series B Senior Notes due 2013 (CUSIP No. 228227AY0) (the “7.5% Series B Notes” and, together with the 10 3/4% Notes, 9 3/8% Notes and 7.5% Notes, the “Notes”) have provided the requisite consents to adopt certain proposed amendments to each Indenture governing the Notes as set forth in the Company’s Offer to Purchase and Consent Solicitation Statement dated May 17, 2005 (the “Offer to Purchase”).

The expiration date for the tender offers is midnight (EDT) on June 14, 2005. The consent date for the tender offers is 5:00 p.m. (EDT) on May 31, 2005 and all tenders and consents delivered prior to that date and time have become irrevocable. As of the consent date, approximately the following principal amounts of each series of Notes have been tendered: (i) $418.3 million, or 97.7%, of the aggregate outstanding principal amount of the 10 3/4% Notes, (ii) $405.4 million, or 99.6%, of the aggregate outstanding principal amount of the 9 3/8% Notes, (iii) $299.9 million, or 99.9%, of the aggregate outstanding principal amount of the 7.5% Notes and (iv) $299.8 million, or 99.9%, of the aggregate outstanding principal amount of the 7.5% Series B Notes.

News Release continued:

Crown Castle also announced today that it has entered into Supplemental Indentures in respect of each series of Notes to adopt certain proposed amendments to each Indenture governing the Notes, as described in the Offer to Purchase. The proposed amendments set forth in each Supplemental Indenture will not become effective unless and until at least a majority of the outstanding principal amount of the applicable series of Notes are accepted for payment pursuant to the terms of the tender offers.

Morgan Stanley is acting as the Dealer Manager and Solicitation Agent for the tender offers and consent solicitations. Requests for documents may be directed to MacKenzie Partners, Inc., the Information Agent, by telephone at (800) 322-2885 (toll-free) or (212) 929-5500 (collect), or in writing at 105 Madison Avenue, New York, NY 10016, Attention: Kevin Auten. Questions regarding the tender offers or consent solicitations may be directed to Morgan Stanley at (800) 624-1808 (toll-free) or (212) 761-1864 (collect), or in writing at 1585 Broadway, New York, NY 10036, Attention: Arthur Rubin.

This press release is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to the Notes. The tender offers and consent solicitations are being made only in reference to the Offer to Purchase and related Consent and Letter of Transmittal dated May 17, 2005.

Crown Castle International Corp. engineers, deploys, owns and operates technologically advanced shared wireless infrastructure, including extensive networks of towers. Crown Castle offers significant wireless communications coverage to 68 of the top 100 United States markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 10,600 and over 1,300 wireless communication sites in the U.S. and Australia, respectively. For more information on Crown Castle visit: http://www.crowncastle.com.

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